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                                                                      EXHIBIT 8C

                SHAREHOLDERS' ADMINISTRATIVE SERVICES AGREEMENT
                -----------------------------------------------

     Agreement made as of January 17, 1992, by MetLife Portfolios, Inc. (the "Corporation") on behalf of its series, as listed in Appendix I hereto (as the same may be amended to add or delete one or more investment companies or series) and MetLife-State Street Investment Services, Inc. ("MLSSISI");

     WHEREAS, the Corporation is a registered investment company and desires that MLSSISI perform certain services for its series and

     WHEREAS, MLSSISI is willing to perform such services for the Corporation and the series thereof, as well as for other investment companies (each portfolio series thereof called a "Fund") for which MLSSISI acts as investment adviser and distributor (the "Adviser" or the "Distributor") upon the terms and subject to the conditions set forth herein;

     In consideration of the mutual promises and covenants set forth, the parties agree as follows:

1.   Shareholders' Administrative Services. MLSSISI shall provide shareholders'
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administrative services for the Corporation, as distinguished from the transfer agent and dividend disbursing agent services otherwise provided by Citadel Services Company, Inc. ("CSC"). Shareholders' administrative services shall include, but not be limited to, responding to telephone, written or other inquiries or instructions from shareholders, dealers and prospective investors concerning account balances, available shareholder services, account statements, transaction confirmations, procedures for purchasing and redeeming shares and similar matters and services; accepting and monitoring receipts of









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wire order trades (including trades processed via the National Securities
Clearing Corporation Fund/Serv system); receiving telephone transaction instructions and inputting such instructions into the transfer agent's computer system; operating the MetLife-State Street Service Center and providing the services for which the center is responsible as described in the Corporation's then current Prospectus; and performing such other functions as the Corporation and MLSSISI shall determine from time to time ("Shareholders' Administrative Services").

2.   Reimbursement. The Corporation shall reimburse MLSSISI for its costs in
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providing such Shareholders' Administrative Services. Such costs shall include, but not be limited to, compensation of personnel, leasehold expenses, computer and related equipment expenses, telephone charges, telephone equipment expenses, and expenses for furniture and fixtures. Reimbursement shall be limited as described herein under "Limitation of Expenses".

3.   Limitation of Expenses. The aggregate amount to be paid by the Corporation
     -----------------------
to MLSSISI as reimbursements under this Agreement, paid by the Corporation to CSC under paragraphs 2 and 19 of the Transfer Agent and Dividend Disbursing Agent Agreement dated December 31, 1991 between the Corporation and CSC, and paid by the Corporation pursuant to any subadministration agreements as described herein under "Subadministration Agreements", shall be no greater (and may be less) than the sum of the amounts calculated as percentages of the average daily net assets values of each Fund of the Corporation determined, on an annual basis, as follows:

       %                      Fund
      ---                     ----

     .30                 International Equity Fund
     .30                 International Fixed Income Fund

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     The designated maximum amounts shall be applied first to amounts due to
CSC, then to amounts due under any subadministration agreements, and last to reimbursements to MLSSISI for Shareholders' Administrative Services. MLSSISI shall however be liable for all such amounts due in excess of such designated amounts and shall continue to provide Shareholders' Administrative Services notwithstanding that all or any portion of its costs are not reimbursed by the Corporation. All amounts due from the Corporation shall be apportioned by MLSSISI to each Fund in accordance with methodologies approved from time to time by the Directors of the Corporation,

4.   Terms. This Agreement may be terminated at any time on not less than sixty
     ------
(60) days written notice given by the Corporation to MLSSISI, or six (6) months written notice by MLSSISI to the Corporation.

5.   Duty of Care and Indemnification. MLSSISI will at all times use reasonable
     ---------------------------------
care and act in good faith in performing Shareholders' Administrative Services hereunder. MLSSISI shall be responsible for providing quality control over all information entered on the records of the Corporation's transfer agent. MLSSISI will not be liable or responsible for delays or errors owing to circumstances beyond its control, including, without limitation, acts of civil or military authority, national or state emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply.

     MLSSISI may rely on certifications and instructions of an officer of the Corporation as to proceedings or facts in connection with any action taken by the shareholders or the Directors of the Corporation. MLSSISI may apply to counsel for the Corporation, at the Corporation's expense, for advice whenever it deems expedient. With respect to any action taken on the basis of such certifications or instructions or in accordance with the




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advice of counsel for the Corporation, the Corporation will indemnify and hold harmless MLSSISI from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses).

     The Corporation will indemnify MLSSISI against and hold MLSSISI harmless from any and all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses) in respect of any claim, demand, action or suit not resulting from MLSSISI's bad faith or negligence and arising out of, or in connection with, its performance of Shareholders' Administrative Services on behalf of a Fund under this Agreement.

     MLSSISI shall also be indemnified and held harmless by the Corporation against any loss, claim, damage, liability and expense (including reasonable counsel fees and expenses) by reason of any act done by it in good faith and in reliance upon any instrument believed by it (a) to be genuine and (b) to be signed, countersigned or executed by any person or persons authorized to sign, countersign, or execute such instrument.

6.   Limitation of Liability. A copy of the Articles of Incorporation of the
     ------------------------
Corporation is on file with the Department of Assessments and Taxation of the State of Maryland, wherein it states that generally the assets belonging to any class of stock shall be charged with the liabilities in respect of each class and with the allocable portion of the overall liabilities of the Corporation.

7.   Subadministration Agreements. Officers of MLSSISI and the Corporation may
     -----------------------------
enter into subadministration agreements with outside parties, for the provision of subadministration services for certain shareholder accounts, provided that the fee payable by the Corporation for such subadministration services shall not exceed the cost that would
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otherwise be incurred hereunder and under the said Transfer Agent and Dividend
Disbursing Agent Agreement between the Corporation and CSC if such services were provided directly by CSC and MLSSISI for such accounts. Such officers may also enter into subadministration agreements where the requisite subadministration services are not otherwise available from MLSSISI or CSC.

8.   Miscellaneous. In the event that the Corporation establishes one or more
     --------------
new Funds, in addition to the Funds named in Appendix I, which the Corporation desires to have included in this Agreement, the Corporation shall provide written notice to MLSSISI and if MLSSISI provides written consent to include such new Fund, such new Fund shall become a party hereunder.

     This Agreement may not be assigned by any party without the express written consent of the other parties.

     This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

     IN WITNESS hereto, the parties have executed this Agreement as of the date first set forth above.


                                        METLIFE PORTFOLIOS, INC.

                                   BY:   /s/ Jeffrey J. Hodgman
                                       --------------------------
                                    Title: President
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                         METLIFE - STATE STREET INVESTMENT SERVICES, INC.


                         By: /s/ George Trotta
                            ---------------------
                         Title: President
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                                  APPENDIX I
                                  ----------

MetLife International Equity Fund
MetLife International Fixed Income Fund